Exhibit 99.1


        American Retirement Reports Improved Fourth Quarter and
                             Full Year 2003 Results


    NASHVILLE, Tenn.--(BUSINESS WIRE)--March 4, 2004--American Retirement Corporation (NYSE:ACR), a leading national provider of senior living housing and care, today reported its financial results for the year ended December 31, 2003. Highlights of the year and quarter were:

    -- The Company increased revenue by $40 million to $368 million, a 12% increase, for the full year of 2003.

    -- Operating income improved by $59 million to $15 million for 2003 compared to an operating loss of $45 million for all of 2002.

    --  The Company reported positive Free Cash Flow for the fourth quarter.

    -- The Company's Free-standing assisted living communities ("Free-standing AL's") produced $10 million of additional operating contribution for 2003, which was an 80% incremental margin on the revenue increase for the year.

    --  Average overall occupancy rose to 91% from 88% over the last year.

    -- The Free-standing AL's full-year results were driven by an 11% increase in average occupied units and a 7% increase in average revenue per occupied unit.

    -- The Company's large retirement communities' ("Retirement Centers") full-year results were driven by a 4% increase in average occupied units and a 5% increase in average revenue per occupied unit.

    -- In the fourth quarter, revenue hit nearly $96 million, aggregate operating contribution from all of the Company's business segments was almost $32 million and operating income was over $4 million.

    -- The Company lost $17 million during 2003 as compared with a loss of $95 million during 2002 and the net loss for the fourth quarter of 2003 was $7 million.

    -- Lease expense increased by $3 million and interest expense decreased by $5 million from the third quarter to the fourth quarter of 2003 as a result of a refinancing completed at the end of the third quarter and the leasing of two Alabama communities that were previously managed in August 2003.

    Total revenue for the fourth quarter grew by $9.6 million to $95.7 million, an increase of 11% when compared to fourth quarter 2002. For the full year, total revenue grew by $39.5 million to $368.1 million, an increase of 12% when compared to full year 2002. The Company reported a fourth quarter loss of $6.7 million versus a fourth quarter prior year loss of $14.7 million. For the full year, the Company narrowed its loss to $17.3 million compared to a loss of $94.8 million for full year 2002.
    Bill Sheriff, Chairman, President and CEO of American Retirement, commented, "The year 2003 was a very successful year for us. The fourth quarter was our 16th consecutive quarter of increased revenue. Our Retirement Centers continued to produce strong operating contribution and cash flow. Overall, our Free-standing AL portfolio is currently 84% occupied. As such, the Free-standing AL's have reached the inflection point where incremental revenue flows in large part to the bottom line. For 2003, revenue at our Free-standing AL's increased $12.4 million and their operating contribution increased by $10.0 million - an incremental margin of 80%. We also achieved significant progress in improving our capital structure with the refinancing of approximately 40% of our 19.5% mezzanine debt."
    He added, "We ended the year with a solid fourth quarter. With the occupancy for all of our Retirement Centers, including those that we manage, ending at 95%, we made significant progress from the first quarter of the year when we were more negatively affected by economic and world events. In the second half of the year, we saw rates increasing materially in the Free-Standing AL's, really for the first time, as indications grow that the assisted living business across the country is approaching some stability. Overall, given our fourth quarter run rate, we are excited to get to work on what we expect to be a promising 2004."

    OPERATIONAL HIGHLIGHTS

    The Company operates in three business segments: Retirement Centers, Free-standing AL's and Management Services. The Retirement Centers include CCRCs (continuing care retirement centers), Entrance-Fee Communities ("EF Communities") and congregate living residences. The Retirement Centers are established communities with strong reputations within their respective markets. Free-standing AL's are smaller than Retirement Centers and provide assisted living and specialized care such as Alzheimer's and memory enhancement programs. The Management Services segment includes fees from management agreements for communities owned by others and reimbursed expenses.

    Retirement Centers

    Revenue from Retirement Centers rose 10%, or $6.8 million, to $72.7 million in the fourth quarter of 2003 from $65.9 million for the same prior-year period. For full-year 2003, revenue from Retirement Centers increased 9%, or $23.8 million, to $279.3 million from $255.6 million for 2002.




Retirement Centers ($ in 000's):   Three Months Ended
--------------------------------   -----------------------------------
                                   Dec 31,  Dec 31,     $        %
                                     2003     2002    Change   Change
                                   -------- -------- -------- --------
Community Revenue                  $72,746  $65,983   $6,763     10%
Community Operating
 Contribution(1)                   $25,133  $19,892   $5,241     26%


                                   Twelve Months Ended
                                   -----------------------------------
                                  Dec 31,   Dec 31,     $        %
                                   2003      2002     Change   Change
                                  --------  -------  -------- --------
Community Revenue                $279,329  $255,562  $23,767      9%
Community Operating
 Contribution(1)                  $92,701   $81,873  $10,828     13%

(1) The Company evaluates the performance of its business segments, primarily, based upon their operating contributions, which the Company defines as revenue from the segment less operating expenses associated with that segment.


    The 27 Retirement Centers produced an increase in revenue and operating contribution largely through increases in occupancy and revenue per unit. While the number of units increased due to the August 2003 lease of two Alabama communities previously managed by the Company, at December 31, 2003, overall occupancy at the Retirement Centers was at 94%, with 96% occupancy in independent living, 93% in assisted living and 91% in skilled nursing. Average monthly revenue per occupied unit increased 6.0% to $3,204 by year end due to rate increases in monthly service fees, Medicare rates, per diem rates in skilled nursing and turnover of residents (reselling or reletting units at higher current rates). Additionally, increased ancillary services, such as therapy, contributed materially to the increased revenue per unit.
    The operating contribution for Retirement Centers reached the $25 million mark in the fourth quarter of 2003, a 34.5% margin. For the full year, the operating contribution for this segment was $92.7 million, a 33.2% operating margin. The incremental operating margin on the fourth quarter's revenue increase was 77.5%.
    Five of the Company's consolidated Retirement Centers are EF Communities that collect entry-fee deposits upon initial occupancy. In the fourth quarter of 2003, the Company sold 64 entry-fee units at these EF Communities, producing $9.1 million of gross proceeds or $6.2 million after refunds to previous residents. For the full year of 2003, the Company sold 226 entry-fee apartments at these EF Communities, producing $32.2 million of gross proceeds or $20.5 million after refunds to previous residents. In 2002, the Company sold 199 entry-fee apartments for $17.2 million, net of refunds.

    Free-standing AL's

    The Company currently operates 28 Free-standing AL's, excluding three communities which have been segregated as being held for sale and have been treated as discontinued operations and two joint venture communities. Revenue from Free-standing AL's jumped 12% to $20.4 million in 2003's fourth quarter compared with last year's fourth quarter revenue of $18.2 million. Revenue from Free-standing AL's grew 19% to $78.5 million in all of 2003 compared with last year's revenue of $66.1 million. Occupancy for the Free-standing AL portfolio reached 84% at the end of the 2003 fourth quarter, up from 81% a year ago. Currently, 21 of the 28 Free-standing AL's are at greater than 80% occupancy and 16 are at greater than 90% occupancy.




Free-standing AL ($ in 000's):  Three Months Ended
------------------------------  --------------------------------------
                                Dec 31,  Dec 31,      $          %
                                  2003     2002     Change     Change
                                -------- -------- ----------- --------
  Revenues                      $20,394  $18,178      $2,216     12%
  Community Operating
   Contribution                  $4,955   $2,503      $2,452     98%
  % Occupancy                        84%      81%       3pts


                                Twelve Months Ended
                                --------------------------------------
                                 Dec 31,  Dec 31,     $          %
                                   2003     2002    Change     Change
                                 -------- -------- -------- --------
Revenues                         $78,491  $66,067    $12,424     19%
Community Operating Contribution $16,273   $6,296     $9,977    159%

Note: Excludes three Free-standing AL's held for sale and thus presented as discontinued operations in the consolidated statement of operations and 2 joint ventures


    The 28 Free-standing AL's produced an increase in community revenue and operating contribution for the fourth quarter and full year of 2003 primarily through higher revenue per unit and occupancy increases. The year over year average occupied units grew by 11.2%, while the average monthly revenue per unit increased by 6.9% to $3,042. The monthly revenue per occupied unit in December 2003 was $3,131 per month, an 8.7% increase from $2,880 per month in December 2002. The revenue per occupied unit increase was due to rate increases, reduced discounts and promotional allowances, increased care services and turnover of residents (reletting units at higher current rates). The increased use of ancillary services, particularly therapy services, also contributed significantly to the revenue and operating contribution increase for this segment.
    The operating contribution from the segment jumped 98%, or $2.5 million, in the fourth quarter of 2003 from the fourth quarter of 2002. With expenses being reduced, the incremental margin was 111%. The Free-standing AL segment continues to demonstrate the high incremental margin that results from increasing revenue in a portfolio that is currently 84% occupied.

    Management Services

    The Company's management services business segment included management contracts on five Retirement Centers, with an aggregate capacity of 1,801 units. The Company receives the cash flow benefit, including the net entry fee sales proceeds, from one of those communities. Management Services brought in operating contribution of $1.5 million in fourth-quarter 2003, up from $.8 million for the same prior-year period, resulting mainly from improvements in operating results at the managed communities. Management Services operating contribution increased to $4.8 million for the twelve months ended December 31, 2003 from $2.0 million in the comparable same prior-year period.

    FURTHER INFORMATION

    Conference Call Information

    American Retirement Corporation will hold a conference call with Bill Sheriff, Chairman, President and Chief Executive Officer, and Bryan Richardson, Chief Financial Officer, to discuss the Company's 2003 fourth-quarter and annual financial results. The call will be held on Thursday, March 4, 2003 at 11:00a.m. ET and parties may participate by either calling 877-252-6354 or through the Company's website at www.arclp.com. Click on the broadcast icon to listen to the earnings call - Windows Media Player(TM) is required to listen to this web cast. In addition, the call will be archived on the Company's website (click on the broadcast icon). If any material information is disclosed on the conference call that has not been previously disclosed publicly, that information will also be available at the Investor Relations portion of the Company's web site.

    Additional Filings

    The Company's results are to be described in greater detail in the Company's Form 10-K, which will be filed with the Securities and Exchange Commission. The Company also will file on or about March 4th a Form 8-K with the Securities and Exchange Commission, which includes supplemental information relating to the Company's fourth quarter and full year 2003 results. These filings will also be available through the Investor Relations section of the Company's website - www.arclp.com.

    COMPANY PROFILE

    American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. Established in 1978, the Company believes that it is a leader in the operations and management of senior living communities, including independent living communities, continuing care retirement communities, Free-standing AL's, and the development of specialized care programs for residents with Alzheimer's and other forms of dementia. The Company's operating philosophy was inspired by the vision of its founders, Dr. Thomas F. Frist, Sr. and Jack C. Massey, to enhance the lives of seniors by striving to provide the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents. The Company currently operates 66 senior living communities in 14 states, with an aggregate unit capacity of approximately 13,000 units and resident capacity of approximately 14,600. The Company owns 19 communities, leases 41 communities, and manages six communities pursuant to management agreements. Approximately 88 percent of the Company's revenues come from private pay sources.

    SAFE HARBOR STATEMENT

    Statements contained in this press release and statements made by or on behalf of American Retirement Corporation relating hereto may be deemed to constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company or its management, including, without limitation, all statements regarding the Company's future operating and financial expectations and its strategy to improve financial and operating results. These forward-looking statements may be affected by certain risks and uncertainties, including without limitation the following: (i) the risk associated with the Company's financial condition and significant leverage, including the fact that its cash flow does not currently cover its future obligations, (ii) the possibility of future defaults under the Company's debt or lease agreements, (iii) the Company's ability to sell its entry-fee units and to increase occupancy at the Company's communities (especially its Free-standing AL's), (iv) the Company's ability to improve the Company's results of operations, increase cash flow and reduce expenses, (v) the risks associated with adverse market conditions of the senior housing industry and the United States economy in general, (vi) the risk that the Company is unable to obtain liability insurance in the future or that the costs thereof (including deductibles) will be prohibitive, (vii) the Company's ability to obtain new financing or extend and/or modify existing debt and (viii) the risk factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 under the caption "Risk Factors" and in the Company's other filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.



           AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED) (in thousands, except per share data)

                                    Three months ended     Increase
                                     December 31, 2003    (Decrease)
                                    ------------------ ---------------
                                     2003      2002       $       %
                                    -------- --------- ------- -------
Revenues:
 Resident and health care           $93,140   $84,161  $8,979    10.7%
 Management services                  1,493       842     651    77.3%
 Reimbursed expenses                  1,103     1,161     (58)   -5.0%
                                    -------- --------- ------- -------
 Total revenues                      95,736    86,164   9,572    11.1%

Operating expenses:
 Community operating expenses        63,052    61,766   1,286     2.1%
 General and administrative           6,241     5,659     582    10.3%
 Lease expense                       14,921    10,029   4,892    48.8%
 Depreciation and amortization        5,498     6,290    (792)  -12.6%
 Amortization of leasehold
  acquisition costs                     776       502     274    54.6%
 Asset impairments                        -     1,450  (1,450) -100.0%
 Reimbursed expenses                  1,103     1,161     (58)   -5.0%
                                    -------- --------- ------- -------
 Total operating expenses            91,591    86,857   4,734     5.5%
                                    -------- --------- ------- -------

 Operating income (loss)              4,145      (693)  4,838   698.1%

Other income (expense):
 Interest expense                    (9,197)  (14,664) (5,467)   37.3%
 Interest income                        489       911    (422)  -46.3%
 Gain (loss) on sale of assets          (18)      124    (142) -114.5%
 Other                                 (359)      831  (1,190) -143.2%
                                    -------- --------- ------- -------
 Other expense, net                  (9,085)  (12,798) (3,713)   29.0%
                                    -------- --------- ------- -------
 Income (loss) from continuing
  operations before income taxes,
  and minority interest              (4,940)  (13,491)  8,551    63.4%

Income tax expense                    1,106       168     938   558.3%
                                    -------- --------- ------- -------
 Income (loss) from continuing
  operations before minority
  interest                           (6,046)  (13,659)  7,613    55.7%
Minority interest in earnings of
 consolidated subsidiaries, net of
 tax                                   (515)     (597)     82       -
                                    -------- --------- ------- -------
 Income (loss) from continuing
  operations                         (6,561)  (14,256)  7,695    54.0%

Discontinued operations, net of tax    (179)     (443)    264    59.6%
                                    -------- --------- ------- -------

 Net income (loss)                  $(6,740) $(14,699) $7,959    54.1%
                                    ======== ========= ======= =======

 Basic earnings (loss) per share     $(0.36)   $(0.85)
                                    ======== =========
 Diluted earnings (loss) per share   $(0.36)   $(0.85)
                                    ======== =========

Weighted average shares used for
 basic earnings (loss) per share
 data                                18,962    17,310
                                    ======== =========
Weighted average shares used for
 diluted earnings (loss) per share
 data                                18,962    17,310
                                    ======== =========


                                    December  December
                                       31,       31,
                                      2003      2002
                                    -------- ----------
Selected Balance Sheet Data:
 Cash and cash equivalents          $16,706   $18,244
 Working capital                     11,199    15,725
 Land, buildings and equipment,
  net                               464,888   578,804
 Total assets                       715,035   839,998
 Long-term debt, including current
  portion                           354,695   540,651
 Refundable portion of entrance
  fees                               62,231    59,609
 Shareholders' equity                   807    12,907



           AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED) (in thousands, except per share data)

                                  Twelve months ended    Increase
                                      December 31,       (Decrease)
                                  ------------------- ----------------
                                    2003      2002       $        %
                                  --------- --------- -------- -------
Revenues:
 Resident and health care         $357,820  $321,629  $36,191    11.3%
 Management services                 4,771     1,959    2,812   143.5%
 Reimbursed expenses                 5,505     5,046      459     9.1%
                                  --------- --------- -------- -------
 Total revenues                    368,096   328,634   39,462    12.0%

Operating expenses:
 Community operating expenses      248,846   233,460   15,386     6.6%
 General and administrative         25,410    26,720   (1,310)   -4.9%
 Lease expense                      47,095    71,569  (24,474)  -34.2%
 Depreciation and amortization      24,265    21,255    3,010    14.2%
 Amortization of leasehold
  acquisition costs                  2,421    11,183   (8,762)  -78.4%
 Asset impairments                       -     4,011   (4,011) -100.0%
 Reimbursed expenses                 5,505     5,046      459     9.1%
                                  --------- --------- -------- -------
 Total operating expenses          353,542   373,244  (19,702)   -5.3%
                                  --------- --------- -------- -------

 Operating income (loss)            14,554   (44,610)  59,164   132.6%

Other income (expense):
 Interest expense                  (50,437)  (46,325)   4,112    -8.9%
 Interest income                     2,653     4,888   (2,235)  -45.7%
 Gain (loss) on sale of assets      23,152    (1,814)  24,966  1376.3%
 Other                                 (98)    2,623   (2,721) -103.7%
                                  --------- --------- -------- -------
 Other expense, net                (24,730)  (40,628) (15,898)   39.1%
                                  --------- --------- -------- -------
 Loss from continuing operations
  before income taxes, and
  minority interest                (10,176)  (85,238)  75,062    88.1%

Income tax expense                   2,661       487    2,174   446.4%
                                  --------- --------- -------- -------

 Loss from continuing operations
  before minority interest         (12,837)  (85,725)  72,888    85.0%

Minority interest in earnings of
 consolidated subsidiaries, net
 of tax                             (2,427)     (597)  (1,830)      -
                                  --------- --------- -------- -------

 Loss from continuing operations   (15,264)  (86,322)  71,058    82.3%

Discontinued operations,
 net of tax                         (2,050)   (8,435)   6,385    75.7%
                                  --------- --------- -------- -------

 Net loss                         $(17,314) $(94,757) $77,443    81.7%
                                  ========= ========= ======== =======

 Basic loss per share               $(0.95)   $(5.48)
                                  ========= =========
 Diluted loss per share             $(0.95)   $(5.48)
                                  ========= =========

Weighted average shares used for
 basic loss per share data          18,278    17,294
                                  ========= =========
Weighted average shares used for
 diluted loss per share data        18,278    17,294
                                  ========= =========


    CONTACT: American Retirement Corporation, Nashville
             Ross C. Roadman, 615-376-2412